CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

December 8, 2006

Innofone.Com, Incorporated
1431 Ocean Avenue, Suite 1100
Santa Monica, CA 90401

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form SB-2/A our report dated August 30, 2006 except for note 13 for which the date is December 6, 2006, relating to the consolidated financial statements of Innofone.com, Incorporated, appearing in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2006.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

Yours very truly,

/s/ Danziger & Hochman

Danziger & Hochman